SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

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Filed by a Party other than the Registrant [  ]

Check the appropriate box:

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[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             THE FINOVA GROUP INC.
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                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

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    or the form or schedule and the date of its filing.

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
                              The FINOVA Group Inc.
                             1850 N. Central Avenue
                                  P.O. Box 2209
                           Phoenix, Arizona 85002-2209




SAMUEL L. EICHENFIELD
Chairman, President
and Chief Executive Officer




Dear Shareowners:


     You are cordially invited to attend the 1998 Annual Shareowners Meeting. The meeting will be held on Thursday, May 14, 1998, at the Orpheum Theatre, 203 West Adams Street, Phoenix, Arizona. As the meeting will begin promptly at 9:00 a.m., please plan to arrive earlier.

     The formal notice of the meeting follows on the next page. No admission tickets or other credentials will be required for attendance at the meeting.

     Directors and officers are expected to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the notice and proxy statement that follow.

     Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.



     Sincerely,


     /s/ Samuel L. Eichenfield

                      NOTICE OF ANNUAL SHAREOWNERS MEETING


                                                                  March 26, 1998


To the Holders of Common Stock of
The FINOVA Group Inc.


     We will hold the Annual Shareowners Meeting of The FINOVA Group Inc., a Delaware corporation ("FINOVA") at the Orpheum Theatre, 203 West Adams Street, Phoenix, Arizona, 85003, on Thursday, May 14, 1998, at 9:00 a.m., Mountain Standard Time. The meeting's purpose is to:

        1. Elect 3 directors;

        2. Ratify Deloitte & Touche LLP as FINOVA's independent auditors for 1998; and

        3. Consider any other matters which properly come before the meeting and any adjournments.

     Only shareowners of record of common stock at the opening of business on March 16, 1998 are entitled to receive notice of and to vote at the meeting. A list of the shareowners entitled to vote will be available for examination at the meeting by any shareowner for any purpose germane to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 1850 Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209.

     We have enclosed the 1997 annual report, including financial statements, and the proxy statement with this notice of annual meeting.

     To assure your representation at the meeting, please vote, sign and mail the enclosed proxy as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States, for that purpose. Your proxy is being solicited by the Board of Directors.



                                        W.J. HALLINAN
                                        Senior Vice President --
                                        General Counsel and Secretary



                      -------------------------------------
                      PLEASE VOTE -- YOUR VOTE IS IMPORTANT
                      -------------------------------------

                              The FINOVA Group Inc.
                             1850 N. Central Avenue
                                 P. O. Box 2209
                           Phoenix, Arizona 85002-2209



                           ANNUAL SHAREOWNERS MEETING
                                 PROXY STATEMENT

               Annual    May 14, 1998     Orpheum Theatre
             Meeting:    9:00 a.m., MST   203 West Adams Street
                                          Phoenix, Arizona 85003
This meeting is in
Phoenix, AZ this
year.

         Record Date:    8:00 a.m., EDT, March 16, 1998. If you were a
                         shareowner at that time, you may vote at the meeting.
                         Each share is entitled to one vote. You may not cumulate votes. On the record date, we had 56,455,904 shares of our common stock outstanding.

              Agenda:    1. Elect 3 directors.

                         2. Ratify the selection of Deloitte & Touche LLP as our
                            independent auditors for 1998.

                         3. Any other proper business.

             Proxies:    Unless you tell us on the proxy card to vote
                         differently, we will vote signed returned proxies "for"
We will follow your      the Board's nominees and "for" agenda item 2. The Board
voting instructions.     or proxy holders will use their discretion on other
If none, we will vote    matters. If a nominee cannot or will not serve as a
signed proxies for the   director, the Board or proxy holders will vote for a
proposals.               person whom they believe will carry on our present
                         policies.

              Proxies    The Board of Directors.
        Solicited By:

        First Mailing    We anticipate first mailing this proxy statement on
                Date:    March 27, 1998.

             Revoking    You may revoke your proxy before it is voted at the
          Your Proxy:    meeting. To revoke, follow the procedures listed on
                         page 22 under "Voting Procedures/Revoking Your Proxy."

              Note on    We split our common stock on a 2-for-1 basis on October
         Stock Split:    1, 1997, for shareowners of record on September 1,
                         1997. All shares, share prices and related figures are restated in this proxy statement to reflect the stock split.

                 Your    Your comments about any aspects of our business are
            Comments:    welcome. You may use the space provided on the proxy
                         card for this purpose, if desired. Although we may not
                         respond on an individual basis, your comments help us
We welcome your          to measure your satisfaction, and we may benefit from
comments. The proxy      your suggestions.
card has room for
them.

                      PLEASE VOTE - YOUR VOTE IS IMPORTANT
    Prompt return of your proxy will help reduce the costs of resolicitation.

                                    CONTENTS

                                   General Information ............................................   1
                                   *Election of Directors .........................................   2
                                   Human Resources Committee Report on Executive Compensation(1) ..   5
                                   Performance Graph(1) ...........................................  10
*We expect to vote                 Executive Compensation and Other Information ...................  11
on these items at                  Employment Agreements ..........................................  16
the meeting.                       Compensation Committee Interlocks and Insider Participation ....  18
                                   Section 16(a) Beneficial Ownership Reporting Compliance ........  19
                                   *Selection of Independent Auditors .............................  19
                                   FINOVA Share Ownership .........................................  20
                                   Voting Procedures/Revoking Your Proxy ..........................  21
                                   Submission of Shareowner Proposals .............................  22
                                   Other Business .................................................  22

                  -----------
                    (1) The Human Resources Committee report and the performance graph will not be incorporated by reference into any present or future filings we make with the SEC, even if those reports incorporate all or any part of this proxy statement.


                              ELECTION OF DIRECTORS

                Board    The Board has seven members. The directors are divided
           Structure:    into three classes. At each annual meeting, the term of
                         one class expires. Directors in each class serve for three year terms.

BOARD NOMINEES

         Terms Expire           Samuel L. Eichenfield   Chairman, President and Chief Executive Officer of
          at the 2001                                   FINOVA for more than five years. Also, Chairman,
               Annual                                   President and Chief Executive Officer of FINOVA Capital
             Meeting:           [PHOTO]                 Corporation, the principal operating subsidiary of FINOVA, for more than five years. Board member since 1992.
We will elect 3                                         Age 61.
directors this year.
                                James L. Johnson        Chairman Emeritus and a director of GTE Corporation (a
We urge you to                                          diversified telecommunications company) since 1993.
vote for Messrs.                                        Before that he was its Chairman and Chief Executive
Eichenfield,                    [PHOTO]                 Officer. Trustee of Mutual Life Insurance Company of New
Johnson and                                             York and a director of Harte/Hanks Communications Co.,
Teets.                                                  Inc., Cell Star Corporation, Valero Energy Corporation and
                                                        Walter Industries, Inc. Board member since 1992. Age 70.

                                John W. Teets           Chairman and Chief Executive Officer of J.W. Teets
                                                        Enterprises, L.L.C. since 1997. Before that he was the
                                                        Chairman and Chief Executive Officer or similar positions
                                [PHOTO]                 of Viad Corp, formerly The Dial Corp, for more than 5
                                                        years. Board member since 1992. Age 64.

            The board recommends that you vote "FOR" these nominees.

CONTINUING DIRECTORS

         Terms Expire           G. Robert Durham        Retired Chairman and Chief Executive Officer of Walter
          at the 1999                                   Industries, Inc. (a homebuilding and financing, building
               Annual                                   materials, natural resources and industrial manufacturing
             Meeting:           [PHOTO]                 company) since 1996. He served as Chairman and Chief
                                                        Executive Officer from 1991 to 1996. Former Chairman,
                                                        President and Chief Executive Officer of Phelps Dodge
                                                        Corporation (a mining company). Director of Amphenol
                                                        Corporation and Homestake Mining Company, and a
                                                        trustee of Mutual Life Insurance Company of New York.
                                                        Board member since 1992. Age 69.

                                Kenneth R. Smith        Professor of Economics since 1980, Dean of the Karl Eller
                                                        Graduate School of Management and the College of
                                                        Business and Public Administration from 1980 to 1995,
                                [PHOTO]                 and Vice Provost from 1992 to 1995 of The University of
                                                        Arizona. Former director of Southwest Gas Corporation.
                                                        Board member since 1992. Age 55.



         Terms Expire           Robert H. Clark, Jr.    Chief Executive Officer since 1993, President since 1983
          at the 1999                                   and a director since 1968 of Case, Pomeroy & Company,
               Annual                                   Inc. (a mining, oil & gas and real estate company). Also a
             Meeting:           [PHOTO]                 director of Homestake Mining Company. Board member
                                                        since 1997. Age 57.

                                Shoshana B. Tancer      Professor of International Studies for more than five years and Director of the North American Free Trade Agreement
                                                        Center since 1993 of the American Graduate School of
                                [PHOTO]                 International Management. Also, of-counsel to the law firm of O'Connor, Cavanagh, Anderson, Killingsworth &
                                                        Beshears since 1992. Previously operated Tancer Law
                                                        Offices for more than five years. Former director of
                                                        Mountain Bell (the predecessor of U.S. West, Inc.) and
                                                        three subsidiaries of Merabank, a Federal Savings Bank.
                                                        Board member since 1994. Age 62.

BOARD INFORMATION


                Board    In 1997, the Board held a total of five regular
            Meetings:    quarterly and special meetings. Each
                         director attended at least 75% of his or her Board and committee meetings.


                Board    The Executive Committee exercises all the powers of the
          Committees:    Board when the Board is
                         not in session, as permitted by law. The Executive
                         Committee held no meetings but reviewed a number of transactions without a meeting last year. Members: Mr.
                         Eichenfield, Chairman, and Messrs. Durham, Johnson and
                         Smith.


                         The Audit Committee recommends appointment of the Company's independent auditors. It also approves audit reports and plans, accounting policies, financial statements, internal audit reports, internal controls, Ethics Committee actions, audit fees and certain other expenses. The Audit Committee held four meetings in 1997. All members are non-employee directors, except Mr. Eichenfield, who does not vote on Audit Committee matters. Members: Ms. Tancer, Chairman and Messrs. Clark and Teets. Mr. Eichenfield (non-voting).


                         The Human Resources Committee manages executive officer compensation. It also administers our compensation and incentive plans, including the 1992 Stock Incentive Plan. The committee delegated to Mr. Eichenfield the authority to set compensation for non-executive officers, subject to the committee's supervision. The committee evaluates the competitiveness of FINOVA's compensation and the performance of the Chief Executive Officer. It held five regular and special meetings in 1997. All members of the committee are non-employee directors. Members: Mr. Smith, Chairman, and Messrs. Clark, Durham, Johnson and Teets.


                         The Board does not have a nominating committee. The entire Board performs those duties.

BOARD COMPENSATION


             Retainer    Non-employee directors receive a $25,000 annual
            And Fees:    retainer, which will increase to $30,000 as of
                         July 1, 1998. To encourage directors to
                         own our shares, they may elect to receive their
Directors  may  elect    retainer in cash, restricted stock or stock options.
to receive their         The director generally cannot sell or transfer the
retainer in cash,        restricted stock and the options do not vest (become
stock  or  options.      exercisable) until the day before the next annual
                         meeting of shareowners. If the director stops being a Board member before that date, the director forfeits the shares or options, with certain exceptions.
                         Directors also receive $1,500 for each Board, committee or other meeting attended. Board members receive $100 for each matter considered without a meeting. We reimburse directors for any expenses related to their Board service.

               Option    Non-employee directors receive options to purchase
              Grants:    4,000 shares when they become directors and another
                         3,000 each year of their term. The exercise price of the options is the fair market value of our shares on the grant date.

             Deferred    Non-employee directors may defer all or part of their
         Compensation    retainer and fees under the Directors' Deferred
               Plans:    Compensation Plan. Deferred amounts earn interest at a
                         long-term medium quality industrial bond rate in effect each quarter. The director may generally determine when the funds are to be paid.

                         Directors may also defer receipt of their cash compensation from FINOVA through our Bonus KEYSOP Program. Officers who are eligible to receive FINOVA restricted stock also may participate in that program. The KEYSOP program allows its participants to receive the taxable income anytime between 6 months and 20 years after deferring it, with certain exceptions, such as termination of employment.


                         The compensation that is deferred under the KEYSOP program is deposited into a trust, which invests the compensation until the participant elects to receive it, adjusted for any income or loss on those investments. The KEYSOP accounts are invested in up to nine designated mutual funds. Dividends in the KEYSOP are reinvested in the funds selected by the participant.


                         To exercise a KEYSOP option, the participant must pay 25% of the option's fair market value on the option grant date or the exercise date, whichever is greater. We grant KEYSOP options for 25% more than the deferred compensation to cover the initial exercise price, so that the participants are not unduly disadvantaged by participating in that program. This mark-up in KEYSOP option grants results in no greater compensation to the participant than would have occurred had he or she not elected to participate in the program. However, participants could receive less compensation if the accounts lose value, since the exercise price is always no less than 25% of the fair market value on the grant date. When the KEYSOP options are exercised, the participant receives the securities relating to his or her account.

         Retirement      Non-employee directors participate in the Directors'
             Plan:       Retirement Benefit Plan. If a director is at least 62
                         on his or her retirement date and has at least five years of service on the Board, we will pay the director a pension equal to the retainer in effect on the retirement date. That pension will continue during the life of the director for up to the number of years the director served on the Board.

           Charitable    As part of our overall support for charities, and to
               Awards    help attract directors with outstanding experience and
            Programs:    ability, the Board implemented the Directors'
                         Charitable Awards Program. It enables each director to contribute $100,000 per year for ten years to a charity or foundation selected by the director upon his or her death. To fund the program, we purchase, at minimal cost, life insurance on each eligible director, payable to FINOVA as beneficiary.

                        HUMAN RESOURCES COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION


                  The    The Human Resources Committee is comprised only of
           Committee:    independent directors as defined by the SEC and IRS.
                         The committee exercises the Board's powers in compensating executive officers of FINOVA and its subsidiaries. We administer FINOVA's incentive plans, including the 1992 Stock Incentive Plan. Our compensation program helps us to attract, retain and motivate all of our employees and to align their efforts with increases in shareowner value and FINOVA's profitability. We make every effort to assure our compensation program is consistent with FINOVA's values and furthers its business strategy.

              Overall    We have developed a compensation program for executives
          Objectives:    and key employees designed to meet the following goals.

Our compensation           *  Reward performance that increases the value of
programs seek to              your stock.
fulfill these              *  Attract, retain and motivate executives and key
objectives.                   employees with competitive compensation
                              opportunities.
                           *  Emphasize "pay for performance" by placing a large
                              portion of pay at risk.
                           *  Build and encourage ownership of our shares.
                           *  Balance short-term and long-term strategic goals.
                           *  Address the concerns of shareowners, employees,
                              the financial community and the general public.

                         To meet these objectives, we studied competitive compensation data and implemented the base salary and annual and long-term incentive programs discussed below.

            Executive    We review executives' pay each year. Compensation
         Compensation    depends on many factors, including individual
           Generally:    performance and responsibilities, future challenges and
                         objectives and how the executive might contribute to our future success. We also look at FINOVA's financial performance and the compensation levels at comparable companies.

                         Our independent compensation consultants, Hewitt Associates LLC, prepared competitive studies of our executive compensation program. They compared FINOVA to 17 similar financial services companies. The Standard & Poor's Financial Index includes slightly over one-third of those companies or their parent corporations. We use that index to set our performance criteria for our Management Incentive Plan and performance-based restricted stock awards. We used the 17 companies for our salary comparisons, rather than the broader index, because we believe the 17 more closely reflect our competitors for executive talent.

                Total    We established total compensation levels for the
        Compensation:    executives at or above the top 25% of the compensation
                         at the other similar companies, adjusted in light of
                         FINOVA's and the executive's performance. Our primary
We tie a large %         objective is to place more of compensation at risk in
our pay to               the form of short-term and long-term compensation than
performance, such        our competitors, on average. Doing so helps encourage
as increasing            performance that increases the value of your shares. As
share price.             a result, maximum performance warrants additional
                         rewards.

                         In each of the past five years, we set the target,
                         minimum and maximum performance levels for our annual
Each year we have        and long-term incentive plans substantially above not
substantially            only the prior year's target goals, but also above the
increased                prior year's actual performance, which exceeded those
performance              targets. Doing so motivates the officers to encourage
targets.                 future growth and keeps the goals challenging. FINOVA
                         has repeatedly exceeded our aggressive increases in performance objectives and 1997 was no exception.

         Base Salary:    We adjusted the base salary levels for our executives,
                         other than Mr. Eichenfield, to just over the average base salary of the other companies. We set Mr.
                         Eichenfield's base salary at the top 25% level. We set those levels after considering the factors noted above.

           Management    In October 1997, we reorganized management to reflect
      Reorganization:    the restructuring of FINOVA Capital into three
                         operating groups: Commercial Finance, Specialty Finance and Capital Markets. In so doing, we were also able to provide platforms for several of our executives and senior managers for further leadership development.
                         Five officers were promoted to the newly-created position of Executive Vice President -- one to head each of the three operating units -- along with the chief credit officer and the head of corporate development and communications. Each of those officers received an increase in base salary to reflect his new duties.

   Annual Incentives:    Our annual cash bonus plans, the Management Incentive
                         Plans ("MIPs"), reward key employees for meeting challenging annual goals. We establish MIP target awards for each participant as a percentage of salary, generally 40-55% for the executives whose names appear in this proxy statement's Summary Compensation Table.
                         We can adjust those awards based on individual and corporate performance, resulting in an award of between 0-200% of the target. We retain discretion to make awards regardless of performance.

                         In 1997, despite reaching maximum overall performance
                         in our MIPs, we accepted management's recommendation to
We did not pay the       voluntarily reduce the awards under the MIPs, since
maximum bonus in         several lines of business performed above target, but
1997, generally,         below maximum, and our factoring unit experienced
despite achieving        increased levels of loan losses. We authorized awards
maximum targets.         for those plans at 180% of target, although some
                         executives were paid at higher individual levels based on their performance and that of their divisions.

                         For employees of the parent company, FINOVA, the 1997 performance goals and their relative importance for plan purposes were earnings per share (30%), net income (30%), return on equity (30%) and relative shareowner performance (10%). We determined final awards after receiving recommendations from Mr. Eichenfield. In 1997, FINOVA's overall performance exceeded each of the maximum performance targets established.

                         Annual bonuses for most of our employees are based on FINOVA Capital's performance. Those goals for 1997 were net income (40%), return on equity (40%) and average funds employed (20%). FINOVA Capital's overall performance in 1997 exceeded each of the maximum performance targets.

            Long-Term    We provide long-term incentives through stock options,
          Incentives:    performance-based restricted stock, the Performance
                         Share Incentive Plans and the CEO Value Sharing Plan,
                         discussed below. These plans help focus top management
We grant options         on specific long-term goals and link their incentives
only at or above         to increases in our share price. Options give
the current market       executives an opportunity to buy our shares. We grant
price of our shares.     options under the 1992 Stock Incentive Plan only at or
                         above the current market price on the grant date. As a result, the options have value only to the extent the share price increases. The options to employees exempt from the overtime pay laws generally vest over at least three years from the grant date. We make every effort to balance the dilution to shareowners with the motivation for the employees.

                         We awarded premium-priced option grants to some of our key officers in 1997. The exercise price of the first portion is at the fair market value on the grant date. The second portion's exercise price is 12 1/2% over the grant date price. The final portion's exercise price is 26 1/2% over the grant date price. Those premiums require management to create increasing value for your shares before they can realize any value from their options. We anticipate that those options will be their only grants during the three years after the grant date, although we have discretion to make additional grants during that time.

Restricted stock         Although we could grant restricted stock to executives
grants to                that, for example, might vest with the mere passage of
employees require        time or continued employment, we have chosen instead
that we equal or         since mid-1992 to grant only performance-based
outperform the           restricted shares that have more stringent performance
market or the            goals. Those goals require that FINOVA perform at least
shares are               as well as the market (as measured by the S&P 500 or
forfeited.               S&P Financial indices) before that year's portion of
                         the award vests. Because those grants vest over five years, the awards help retain and motivate executives during that period and so long as they hold those shares afterwards. While we have discretion to waive performance requirements, we did not do so in 1997.

                         The Performance Share Incentive Plans ("PSIPs") focus management on long-term goals other than share appreciation. For the 1997-99 and 1998-2000 FINOVA PSIP, those goals relate to net income from continuing operations (35%), earnings per share (35%) and return on average equity (30%). FINOVA Capital's 1997-99 and 1998-2000 PSIP goals are net income (35%), return on average equity (35%) and economic profit (30%). PSIPs measure performance over three years.

                         The number of PSIP share units awarded to participants is based on percentages of their salaries (between 30% and 60% for the officers identified in the Summary Compensation Table). Those percentages are divided by the December average share price immediately preceding the beginning of the PSIP plan. Final awards are paid at the December average share price at the end of the PSIP plan, creating an incentive to seek further increases in our share price. We review final award sizes and eligibility and can adjust payments within specified amounts if we believe circumstances warrant a change.

                         Awards to those who manage our operating divisions depend on both the performance of FINOVA Capital (25%) and their particular business unit (75%). In that way, we link their incentive compensation to overall and divisional performance. FINOVA, FINOVA Capital and the officers named in this proxy statement exceeded the maximum performance targets for the 1995-97 PSIP.

                         We established the long-term grants noted above after reviewing competitive data supplied by Hewitt Associates LLC, our past practice, the terms of employment agreements and recommendations of senior management.


            Stock        To help address the overall objectives of our
         Ownership       compensation program, in 1993 the Board adopted FINOVA
        Guidelines:      stock ownership guidelines for senior management and
                         directors. Persons subject to the guidelines are
                         encouraged to assure that their ownership of our shares
We encourage our         and options reaches and remains at or above targeted
directors and            levels. The amounts depend on the person's level of
senior                   responsibility and compensation. If the person violates
management to            the guidelines, we have discretion to withhold or
own our shares           reduce future stock or option awards to the executive.
through these            We reviewed current holdings of the executives during
guidelines.              1997. All of the officers named in proxy statement were
                         at or above their individual targets under the guidelines based on their position and length of service.

             Tax Code    Section 162(m) of the Internal Revenue Code disallows
            Concerns:    the corporate income tax deduction on executive
                         compensation paid to certain executives in excess of

                         $1 million per year, unless that income meets permitted exceptions. One exception is if the pay is based on performance, under stringent tests established by that section. Last year, you approved amendments to the 1992 Stock Incentive Plan continuing that plan's qualification under Section 162(m). Therefore, we expect to receive a tax deduction on those awards.

                         For our other short- and long-term performance plans, compliance with Section 162(m) would eliminate our flexibility to adjust the plans if FINOVA's business incurred a significant change. Section 162(m) prohibits adjustment of performance goals after the first part of the year. Our experience since FINOVA became independently owned, however, demonstrates the advantages of having that flexibility to continue to motivate and reward our key personnel. In past years, we have adjusted performance goals later in the year, in light of unusual changes in our business or acquisitions or dispositions that have occurred. Those adjustments would not have been allowed under Section 162(m). Thus, FINOVA will forego the exemption to the extent compensation paid under those plans exceeds the threshold. We will review our position from time to time in the future.

                         To further the ability of directors and senior officers to defer receipt of compensation and to save for retirement, we implemented the Bonus KEYSOP program discussed on pages 4 and 5 of this proxy statement under "Deferred Compensation Plans."

         Stock Option    FINOVA has been a leader in granting stock options to
             Program:    all of its employees since 1992. Each new full time
                         employee, including employees of acquired companies,
                         receives options during his or her first quarter with
All of our full time     FINOVA. In addition, we grant awards from time to time
employees receive        to all employees. Non-executive officer employees
stock options.           received options to purchase a total of 466,864 shares
These grants help        in 1997. Those grants constituted about 61% of the
motivate all             options granted last year. These grants help motivate
employees.               outstanding performance by all our employees, and
                         encourage everyone at FINOVA, not just executives, to increase the value of FINOVA shares.

                  CEO    We set Mr. Eichenfield's total compensation based on
        Compensation:    FINOVA's outstanding performance, his individual
                         performance, compensation levels at other companies,
                         the desire to retain him and the terms of his
Mr. Eichenfield's        employment agreement. His salary and incentives reflect
pay reflects the         the leadership, vision and focus he has provided prior
leadership, vision       to and since we became independently owned. FINOVA's
and focus he has         earnings have reached new records each year since that
provided.                time. Net income increased to $139.1 million in 1997
                         from $117 million in 1996. Basic earnings per share increased to $2.56 from $2.15 during that time. The market value of our shares increased to more than $2.8 billion from just over $435 million when we became independently owned, providing a more than 50% annual return in both 1996 and 1997.

                         At the same time, Mr. Eichenfield has positioned FINOVA for future success. New business from continuing operations during 1997 resulted in a 15.6% growth in our managed assets (our financing contracts plus those we manage for others). Non-performing assets from continuing operations were at 2.1% of managed assets at the end of 1997, which is better than our target range.

                         We reviewed the above factors, to the extent known at the time of our determination, when we decided to target Mr. Eichenfield's total compensation substantially above the top 25% level of chief executives of the other companies. His base salary is at the top 25% level of his peers.

Most of his pay is       As discussed above, the majority of Mr. Eichenfield's
tied to                  compensation is placed at risk because it is tied to
performance, so it       performance goals, including our share price. His peers
is at "risk."            generally have less pay at risk. During 1997, Mr.
                         Eichenfield earned but deferred the second payment under the CEO Value Sharing Plan contained in his amended employment agreement, discussed more fully on page 16 below. Under that plan, he was to receive a portion of increases in the value of your shares when
                         FINOVA's share price reached certain hurdles. Before the third hurdle ($42.50/share) was reached, Mr.
                         Eichenfield again agreed to amend his employment agreement to provide that he would not receive that payment unless he continues with FINOVA until he reaches 65, with certain exceptions. This serves as a strong retention device. The third hurdle was reached in 1997 as well. The plan was intended to provide incentives over seven years, but was fulfilled in about one-quarter of the time due to the significant increases in the value of your shares.

          Conclusion:    We believe Mr. Eichenfield and his executive team have
                         provided outstanding service to FINOVA. We will work to assure the executive compensation programs continue to meet our strategic goals as well as the overall objectives discussed above.


                                       Kenneth R. Smith, Chairman
                                       Robert H. Clark, Jr.
                                       G. Robert Durham
                                       James L. Johnson
                                       John W. Teets
                                         Members, Human Resources Committee


                                PERFORMANCE GRAPH
                   Comparison of Cumulative Total Return Among
         FINOVA, Standard & Poor's 500 Index and S&P Financial Index(1)

                             12/31/92    12/31/93    12/31/94    12/31/95    12/31/96    12/31/97
The FINOVA Group Inc.     $   100.00  $   124.31  $   139.27  $   215.34  $   290.85  $   454.57
S&P Financial Index       $   100.00  $   110.71  $   106.81  $   163.69  $   220.47  $   325.56
S&P 500 Index             $   100.00  $   109.92  $   111.34  $   152.66  $   187.28  $   249.28

-----------
(1) Assumes $100 invested on December 31, 1992 and dividends reinvested. Historical performance does not necessarily predict future results.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


           Summary of    The following table summarizes the compensation we paid
        Compensation:    the Chairman, President and Chief Executive Officer and
                         each of the four other most highly compensated
1997 pay reflects        executive officers as of the end of 1997, based on
FINOVA's strong          salary and Management Incentive Plan bonus.
performance.

                           SUMMARY COMPENSATION TABLE

                                             Annual Compensation                   Long-Term Compensation
                                    ------------------------------------- ----------------------------------------
                                                                                    Awards               Payouts
                                                                          --------------------------- ------------
                                                                           Performance-   Securities
                                                                 Other         Based      Underlying                   All
                                                                 Annual     Restricted     Options/                   Other
          Name and                                              Compen-        Stock         SARS         LTIP       Compen-
     Principal Position       Year   Salary(1)   Bonus(1)(2)   sation(3)   Awards(4)(5)    (#)(6)(7)   Payouts(1)   sation(8)
---------------------------- ------ ----------- ------------- ----------- -------------- ------------ ------------ ----------
Samuel L. Eichenfield        1997    $582,333     $ 576,510    $165,155     $1,114,954                 $8,276,965    $9,500
Chairman, President and      1996     553,500       547,965     178,193        906,044                  4,355,750     9,000
Chief Executive Officer      1995     519,834       557,522     340,901        697,870                  1,024,290     9,000

William J. Hallinan          1997     281,667       202,800                    203,821      20,000        669,168     9,500
Senior Vice President --     1996     269,500       194,040      53,099        177,455       5,800        445,198     9,000
General Counsel &            1995     254,072       190,046      87,379         85,145                    378,195     9,000
Secretary

Gregory C. Smalis            1997     230,667       166,080                    223,681      24,000        419,136     9,000
Executive Vice President     1996     217,333       156,480                    173,144                    235,256     9,000
FINOVA Capital Corp.         1995     204,675       153,097                     82,233                    115,235     9,000

Jack Fields III              1997     205,333       182,532                    185,080      25,000        320,536     9,500
Executive Vice President     1996     184,833       141,213                    141,624       1,000        223,795     9,000
FINOVA Capital Corp.         1995     174,000       132,936                     75,788       1,000                    9,000

Martin G. Roth               1997     210,167       163,930                    207,203      25,000        388,217     9,500
Group Vice President --      1996     201,000       160,800                    160,874       1,000        275,772     9,000
Transportation Finance/      1995     189,505       147,814                     73,945       1,000                    9,000
Capital Services
FINOVA Capital Corp.
(Retired March 1998)

       (1) Includes deferred compensation, if any.

       (2) Bonus payments depend on both FINOVA's and individual performance. No bonus is paid under the Management Incentive Plan unless we achieve set performance levels. A portion of Mr. Fields' bonus was in recognition of his extensive efforts in connection with arranging for our future headquarters building.

       (3) Includes personal benefits we paid, including tax gross-up payments of $83,489 on behalf of Mr. Eichenfield in 1997.

       (4) The number of shares to vest depends on our share price and dividend performance during each of the five years after the grant date, compared to either the S&P 500 or S&P Financial indices. Performance-based restricted stock ("PBRS") awards are valued in the table at the fair market value of our unrestricted shares at the grant date (for initial grants) and vesting date (for shares vesting above target). Those values have not been reduced for any performance requirements or transfer restrictions. On April 1, 1992, each officer named above received 2,000 target shares of PBRS, which vested over five years. If we matched the performance of the S&P 500 Index, the target award for that year (400 shares) vested. If we did not, then only 200 shares vested. If we outperformed that index, then the executives received up to 1.7 times that target award for the year. We achieved maximum performance in each year of that grant. FINOVA paid the taxes due on the vesting of those awards for Messrs. Eichenfield and Hallinan.

           All remaining shares of PBRS granted by FINOVA vest over five years. If our performance equals the lesser of the S&P 500 or S&P Financial indices, the target amount vests for that year. If we do not at least match one of those, then the person forfeits to FINOVA that year's award of 20% of the shares. Performance in excess of the lower index results in vestings of up to 1.7 times that year's target award. Mr. Eichenfield received the following PBRS target grants in 1997, 1996, and 1995: 14,400, 24,000, and 30,000 shares, respectively. In those years, the other officers named above each received 3,480, 4,800, and 3,000 shares of PBRS, except that Mr. Hallinan received 2,880 shares in 1997 and Mr. Fields received 2,900 shares in 1997 and 4,000 shares in 1996. FINOVA achieved maximum performance levels under the PBRS awards reflected in the table, due to our shares' performance, so the maximum additional vestings occurred.

           Of the 1997 PBRS awards noted above, those grants included 2,400 "premium" PBRS shares granted to Mr. Eichenfield, 480 shares to Mr. Hallinan and 580 shares to the other officers named above as part of our Stock Retention Incentive Program. That program encourages executives to increase their share ownership by not selling shares to pay the taxes due when PBRS shares vest. If the participant does not sell any shares to pay the taxes, we will increase the next year's grant to the person by 20% over the amount we would otherwise have given. FINOVA will also pay the taxes due on the vesting of those premium shares.

           The directors have discretion to amend the terms of the PBRS grants to conform to changes in the tax laws or otherwise. Holders of PBRS receive dividends on and may vote the target shares before they vest.

       (5) The total number of target restricted shares held by each officer named above, all of which are PBRS, and their value based on our share price at December 31, 1997, were: Mr. Eichenfield -- 94,400 ($4,690,500); Mr. Hallinan -- 14,680 ($729,413); Mr. Smalis -- 15,020
           ($746,306);  Mr. Fields -- 12,620 ($627,056);  and Mr. Roth -- 13,880
           ($689,663).

       (6) For the 1997 grants, the exercise price of the options for the portion vesting in years two and three are 12.5% and 26.5% higher than the grant price of the first year's vesting, as described in the next section below, except for 1,000 of the options for Messrs. Fields and Roth.

       (7) Options have been adjusted for the 2-for-1 stock split in October 1997, which occurred after the options were granted.

       (8) Matching payments made by FINOVA under the Employee Stock Ownership Plan or Savings Plan.

                Stock    The following table lists our grants during 1997 of
          Options and    stock options and tandem stock appreciation rights
                Stock    ("SARs") to the officers named in the Summary
         Appreciation    Compensation Table. The amounts shown as potential
              Rights:    realizable values rely on arbitrarily assumed rates of
                         share price appreciation prescribed by the SEC. In assessing those values, please note that the ultimate value of the options, as well as your shares, depends on actual future share values. Market conditions and the efforts of the directors, the officers and others to foster the future success of FINOVA can influence those future share values.

Options only have        The potential realizable values for all shareowners
value if our share       represent the corresponding increases in the value of
price increases.         outstanding shares, assuming 56.3 million shares were
                         outstanding. Annual appreciation at 5% from the grant date would increase the market value of all outstanding shares by more than $1.2 billion, and 10% annual appreciation would increase it by more than $3 billion over the 10-year option term.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           Individual Grants
                       ----------------------------------------------------------
                                         Percent of
                          Number of         Total                                       Potential Realizable Value at
                          Securities     Option/SARs                                 Assumed Annual Rates of Share Price
                          Underlying     Granted to     Exercise or                     Appreciation for Option Term
                         Options/SARs   Employees in    Base Price    Expiration  -----------------------------------------
         Name           Granted(1)(2)    Fiscal Year   ($/Share)(2)      Date                5%                  10%
---------------------- --------------- -------------- -------------- ------------ ----------------------- -----------------
     February Grant:
     All Shareowners'
      Share                                                                       If Shares at $58.03:     If at $92.40:
      Appreciation                                                                $     1,261,365,800     $3,196,549,000

     Mr. Fields            1,000             .1318    $ 35.6250        2/12/07                  22,342            56,584

     Mr. Roth              1,000             .1318     35.6250         2/12/07                  22,342            56,584

     August Grant:
     All Shareowners'
      Share                                                                       If Shares at $69.64:    If at $110.88:
      Appreciation                                                                $     1,513,907,000     $3,835,719,000

     Mr. Hallinan          6,666             .8787     42.7500         8/13/07                 179,155           453,978
                           6,668             .8790     48.0938         8/13/07                 143,576           418,482
                           6,666             .8787     54.0788         8/13/07                 103,638           378,461

     Mr. Smalis            7,920            1.0440     42.7500         8/13/07                 212,857           539,380
                           8,160            1.0757     48.0938         8/13/07                 175,703           512,120
                           7,920            1.0440     54.0788         8/13/07                 123,134           449,656

     Mr. Fields            7,920            1.0440     42.7500         8/13/07                 212,857           539,380
                           8,160            1.0757     48.0938         8/13/07                 175,703           512,120
                           7,920            1.0440     54.0788         8/13/07                 123,134           449,656

     Mr. Roth              7,920            1.0440     42.7500         8/13/07                 212,857           539,380
                           8,160            1.0757     48.0938         8/13/07                 175,703           512,120
                           7,920            1.0440     54.0788         8/13/07                 123,134           449,656

       (1) The  options  vest 34% after 1 year and 33% after each of years 2 and
           3. All options have limited stock appreciation rights exercisable within 60 days after a change in control, subject to earlier expiration upon certain events. The limited SARs entitle the person to receive, if desired, the difference between the then-current market value and the exercise price. In the aggregate, the option holders can exercise options or SARs equal to the number of options granted.

       (2) The listed options are all non-qualified options. The holder can pay the exercise price and tax withholding obligations with already owned shares or with shares vesting at that time.

          1997 Option    The following table lists the number of shares acquired
              and SAR    and the value realized as a result of option exercises
            Holdings:    during 1997 for the listed officers. It also includes
                         the number and value of their exercisable and non-exercisable options and SARs as of December 31, 1997. The table contains values for "in the money" options, meaning a positive spread between the year-end share price of $49.6875 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                                                       Number of Securities Under-          Value of Unexercised
                                                        lying Unexercised Option/          In-the-Money Options/
                        Shares                           SARs at Fiscal Year-End          SARs at Fiscal Year-End
                      Acquired on        Value       -------------------------------   ------------------------------
        Name         Exercise (#)       Realized      Exercisable     Unexercisable     Exercisable     Unexercisable
------------------- --------------   -------------   -------------   ---------------   -------------   --------------
  Mr. Eichenfield       26,770        $1,182,063        478,564          70,000         $23,778,648      $3,478,125
  Mr. Hallinan          32,188         1,194,546         59,782          32,828           2,970,418       1,631,141
  Mr. Smalis             4,538           183,306         40,922          29,520           2,033,312       1,466,775
  Mr. Fields             6,142           219,579         44,598          35,590           2,215,963       1,768,378
  Mr. Roth               4,064           157,685         43,700          35,590           2,171,344       1,768,378

            Long-Term    As noted above in the Human Resources Committee's
            Incentive    report, the Performance Share Incentive Plans ("PSIPs")
        Compensation:    compensate executives for helping us achieve sustained
                         performance goals and encourage their continued efforts
                         on our behalf. FINOVA's 1997-99 and 1998-00 PSIPs
                         measure increases in net income from continuing
The long-term            operations, earnings per share and return on average
plans encourage          equity. FINOVA Capital's 1997-99 and 1998-00 PSIPs
sustained                measure return on average equity, economic profit and
performance.             net income. Achievement is based on three year average
                         performance. Because payouts are tied, in part, to share price, the PSIPs also encourage participants to seek share price appreciation.

                       LONG-TERM INCENTIVE PLANS -- AWARDS
                               IN LAST FISCAL YEAR

                                                      Estimated Future Payouts Under
                                      Performance       Non-Stock Price-Based Plans
                                     Period Until    ---------------------------------
                       Number of      Maturation      Threshold     Target     Maximum
        Name            Units(1)       or Payout         (#)        (#)(2)     (#)(2)
-------------------   -----------   --------------   -----------   --------   --------
  1997-99 Performance Incentive Plan
  Mr. Eichenfield       10,930          1999             0          10,930     21,860
  Mr. Hallinan           3,526          1999             0           3,526      7,052
  Mr. Smalis             2,134          1999             0           2,134      4,268
  Mr. Fields             1,816          1999             0           1,816      3,632
  Mr. Roth               1,972          1999             0           1,972      3,944
  1998-00 Performance Incentive Plan
  Mr. Eichenfield        7,544          2000             0           7,544     15,088
  Mr. Hallinan           2,431          2000             0           2,431      4,862
  Mr. Smalis             2,096          2000             0           2,096      4,192
  Mr. Fields             2,096          2000             0           2,096      4,192
  Mr. Roth               1,361          2000             0           1,361      2,722

       (1) Recipients forfeit the awards unless performance reaches a minimum level, generally 95% of the target. They may receive up to 200% of the target for maximum performance, generally 110% of the target. Intermediate performance is prorated. We based the target shares awarded on the average share price for the preceding December of $31.49 for the 1997-99 PSIP and $47.72 for the 1998-00 PSIP. The
           award, if any, is paid in cash at the average share price each day of the last month of the performance period multiplied by the number of share units awarded.

       (2) The Human Resources Committee has discretion to adjust the target and maximum awards based on performance factors and circumstances it selects. The targets can be adjusted up or down within set limits for each participant. Because adjustments are within the committee's discretion, the table disregards that possibility.

    Retirement Plans:    The  following   table  shows  the   estimated   annual
                         retirement  benefit payable to participants,  including
                         the  officers  named in this proxy  statement,  for the
                         average annual earnings and years of service indicated.
                         It assumes  retirement at age 65. We pay the retirement
                         benefits   under   FINOVA's   Pension   Plan   and  the
                         Supplemental Executive Retirement Plan -- participants do not pay for those benefits. Only certain senior employees participate in the supplemental plan. The table includes the supplemental benefit formula.

                               PENSION PLAN TABLE

                          Estimated Annual Retirement Benefits for Years of
                                           Service(2)(3)(4)
  Average Annual    --------------------------------------------------------------
 Compensation(1)        15           20           25           30          35(5)
-----------------   ----------   ----------   ----------   ----------   ----------
    $  125,000       $ 32,810     $ 43,750     $ 54,690     $ 65,630     $ 76,560
       150,000         39,380       52,500       65,630       78,750       91,880
       175,000         45,940       61,250       76,560       91,880      107,190
       200,000         52,500       70,000       87,500      105,000      122,500
       225,000         59,060       78,750       98,440      118,130      137,810
       250,000         65,630       87,500      109,380      131,250      153,130
       300,000         78,750      105,000      131,250      157,500      183,750
       400,000        105,000      140,000      175,000      210,000      245,000
       450,000        118,130      157,500      196,880      236,250      275,630
       500,000        131,250      175,000      218,750      262,500      306,250
       750,000        196,880      262,500      328,130      393,750      459,380
     1,000,000        262,500      350,000      437,500      525,000      612,500
     1,250,000        328,130      437,500      546,880      656,250      765,630

       (1) Consists of the employee's average salary and bonus during the 60 months before retirement. Salary and bonus for 1995-97 for the officers named in the Summary Compensation Table is listed in that table. At year-end, the current average compensation for plan purposes was $976,063 for Mr. Eichenfield, $409,322 for Mr. Hallinan, $308,679 for Mr. Smalis, $294,229 for Mr. Fields and $325,958 for Mr. Roth.

       (2) Years of credited service: Mr. Eichenfield (27), Mr. Hallinan (25), Mr. Smalis (20), Mr. Fields (15) and Mr. Roth (29). To permit Mr. Eichenfield to retire at age 65 with the maximum years of service, he received five additional years of credited service in 1992 and receives three years of service each year thereafter.

       (3) Benefits are computed on a single-life annuity basis. The benefits under the plan reflect a reduction to recognize some of the Social Security benefits expected to be received by the employee. The plans also provide for the payment of benefits to an employee's surviving spouse. The table excludes adjustments for joint and survivorship provisions, which would reduce the amounts shown. Benefits generally vest after five years of service. The plans provide for reduced early retirement benefits. Prior plan formulas provide for different benefits. Employees accruing benefits under the prior or the prior and current formulas, and participants accruing benefits under only the Pension Plan, may receive benefits different from those listed in the table above.

       (4) Federal law limits the annual benefits that can be paid from a tax-qualified retirement plan. As permitted by that law, the supplemental plan pays benefits above the permitted limits. Some of those excess benefits are held in a trust, the assets of which are available to FINOVA's creditors.

       (5) The Pension Plan and the normal supplemental plan benefit formula limit the years of service for plan purposes to a maximum of 35 years.

                              EMPLOYMENT AGREEMENTS


     Mr. Eichenfield:    Mr. Eichenfield has been engaged as the Chairman,
                         President and Chief Executive Officer of FINOVA and of
                         FINOVA Capital. His employment agreement employs him to
He is hired for at       serve for a three year term and thereafter from year to
least 3 years. We        year, unless earlier terminated. The initial term
can terminate him        expires on March 15, 1999. The Board can terminate him
for cause at any         for cause, as defined in the agreement, at any time. He
time.                    serves as a member of the Board, per his agreement,
                         subject to reelection by the shareowners as appropriate.

                         Mr. Eichenfield's base salary currently is $600,000, subject to adjustment by the Board or the Human Resources Committee. He participates in our incentive, retirement, health, and other fringe benefit programs, as long as those benefits are at least as favorable as specified minimums. His participation in awards under the 1992 Stock Incentive Plan is at the sole discretion of the Human Resources Committee.

                         If Mr. Eichenfield is terminated, actually or constructively, in violation of his agreement, he would be entitled to receive his base, incentive, stock-based and change in control compensation and specified benefits during the remainder of the agreement, but not less than an amount equal to one year of service plus the sum of the highest bonus, stock, Performance Share Incentive Plan and other performance related payments during the two years before that termination. He would be entitled to additional payments discussed below if a change-in-control occurs. All stock option vestings and pension plan accruals will continue during those periods.

                         Mr. Eichenfield's employment agreement incorporates a CEO Value Sharing Plan designed to serve as a retention device and an incentive for creating significant shareowner value. Those objectives are supported by sharing with him a portion of the total shareowner value created. If the average closing share price for 20 consecutive trading days reached the hurdles noted below, Mr. Eichenfield was to be paid the specified amounts. Those hurdles equate to the percentage increases in FINOVA's share price over the base price of $20/share selected by the Human Resources Committee. That base price was greater than the closing price of $19.38 on the date the plan was adopted.

                                                                  % Increase            % of Total
                               Share Price       Payment        Over Base Price      Shareowner Value
                                 Hurdles       ($Millions)     of FINOVA Shares     Created Paid to CEO
                              -------------   -------------   ------------------   --------------------
                               $    27.50        $  3.15              37.5%                 0.75%
                                     35.00          6.30              75.0%                 1.50%
                                     42.50          9.45             112.5%                 2.25%

                         Mr. Eichenfield earned the first payout under that plan in 1996 and the second in 1997. He deferred amounts to be paid upon reaching the second ($35/share) threshold. Before reaching the third hurdle ($42.50/share) later in 1997, we amended Mr. Eichenfield's employment agreement to provide that he would not be paid the third hurdle payment unless he continues with FINOVA until he turns 65, except for a change in control, death or disability.

                         Mr. Eichenfield will earn income on the second and third hurdle payments based on the performance of specified investment funds. We have assured him a minimum return of not less than 10% a year on the third hurdle payment, except for portions invested in fixed income funds selected by Mr. Eichenfield, if any.

        Mr. Hallinan:    Mr. Hallinan has been engaged as Senior Vice President
                         -- General Counsel and Secretary. His employment is subject to termination at any time, but if terminated other than for cause, as defined in the agreement, he is entitled to retirement and insurance benefits described in the Pension Plan Table above. His base annual salary currently is $290,000. He participates in our incentive, retirement, health and other fringe benefit programs, as long as the benefits are at least as favorable as on the date of the agreement.

                         Mr. Hallinan is also entitled to severance benefits if Mr. Eichenfield ceases to be the Chairman and Chief Executive Officer of FINOVA and, as a result, Mr. Hallinan is terminated, constructively or actually, from his current duties. In that event, he will be paid a lump sum of three times his highest annual salary plus the largest aggregate annual incentive payments, pension and other benefits that he has received during the measurement period.

  Executive Severance    All officers named in this proxy statement participate
               Plans:    in one of FINOVA's Executive Severance Plans (Tier I or
                         Tier II). Those plans entitle participants to immediate vesting of restricted stock and performance-based restricted stock, and vesting and exercisability of options if we incur a change in control. The Tier I plan includes Messrs. Eichenfield and Hallinan. It entitles them to receive a lump sum payment of three times their highest salary, bonus and Performance Share
                         Incentive Plan payments if they are discharged without cause. If specified events occur, they would receive two times their salary, bonus and PSIP payments if they voluntarily leave during a period following a change in control. The plans provide a tax gross up feature to cover certain taxes the officer may have to pay resulting from the plan. Benefits paid are reduced by other severance benefits paid by FINOVA. The officer is also credited with enough years of service to assure vesting under the retirement plans or the number of years of salary paid under the severance plan, whichever is less.

                         Messrs. Smalis, Fields and Roth along with others, participate in the Tier II plan, which has the same terms as the Tier I plan, except as noted below. Tier II participants would be paid a lump sum of two times their highest annual salary, bonus and PSIP payments, and they cannot require payment if they voluntarily leave following a change in control.

                         We placed funds in a trust to pay benefits to certain officers under the Executive Severance and other plans.


 Value Sharing Plans:    To recognize the significant contributions made to
                         FINOVA and its shareowners by executive officers and key employees, and to reward them in the event of a change in control, the Human Resources Committee adopted two change in control Value Sharing Plans. One plan is for the Chief Executive Officer and one for the other executive officers and key employees. Both plans provide benefits only if a change in control occurs and if shareowner value is created. Participants other than the CEO will share in a pool equal to 2.5% of the change in control shareowner value created. That value generally is the difference between the acquisition value at the time of the change in control and the market capitalization using a base price of $20/share, which was in excess of the closing price of $19.38 on the day the plans were adopted.

                         The CEO will be paid 0.75% of the change in control shareowner value created if the change is for $27.50/share or less, 1.5% if it is for $42.50/share or more, and is prorated between those amounts for change in control prices between those share prices. Initial payments credited to Mr. Eichenfield under his employment agreement Value Sharing Plan will be deducted from any to be made under this change-in- control CEO Value Sharing Plan, so that he would not be paid twice for the same increases in shareowner value. Payments made under both Value Sharing Plans will be grossed up for certain taxes incurred by participants who participate in FINOVA's Executive Severance Plans. Per share values have been and will be adjusted for certain events such as stock dividends or splits, mergers, reorganizations or recapitalizations.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

           Dial/Viad:    To facilitate the spin-off of FINOVA from The Dial
                         Corp, we entered into certain contracts with Dial.
                         Those contracts, most of which are for a limited duration, provide among other things for the orderly separation from Dial; the provision by Dial of certain interim services, including tax, communications and pension-related services of approximately $1.2 million in 1997; a sublease of the space currently used by FINOVA as its principal executive office, at an approximate annual rent for the remainder of the term until 2001 of $1.9 million including certain expenses;
                         and the allocation of certain tax liabilities and benefits. In 1996, Dial underwent another spin-off and changed its name to Viad Corp. Viad retained the obligations under the arrangements noted above. One of our directors, Mr. Teets, was a director of Viad during 1997.

 Ventana Corporation:    Mr. Smith serves as a director of Ventana Corporation,
                         which markets interactive computer systems software and services. FINOVA Capital owns 200,000 shares of Ventana's common stock, purchased before we separated from Dial. Those shares constitute about 16% of its common stock. In addition, FINOVA Capital has granted
                         Ventana a $1,000,000 line of credit, none of which was outstanding on the Record Date. The line of credit to Ventana was granted before we separated from Dial. It was made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. The line of credit does not appear to involve more than the normal risk of collectibility or present other unfavorable features.

   O'Connor Cavanagh:    The law firm of O'Connor, Cavanagh, Anderson,
                         Killingsworth & Beshears has provided certain legal services to FINOVA on a continuing basis. Ms. Tancer is of counsel to, but is not an equity owner of, that firm. The arrangements with that firm are believed to be competitive with those of other law firms serving us.

  Putnam Investments:    Putnam Investments, Inc. is one of our largest
                         shareowners. Its ownership interest is reported on page
                         21 under "FINOVA Share Ownership -- Certain Beneficial
                         Owners." Putnam is owned by Marsh & McClennan, which acquired J & H Marsh & McClennan, Inc. in 1997. J & H
                         Marsh & McClennan is FINOVA's primary insurance broker.
                         FINOVA paid it approximately $3.7 million during 1997, most of which was used to purchase the underlying insurance. We believe those transactions were at rates competitive with others available from other brokers.

           Management    To assist officers and key employees in increasing
        Indebtedness:    their share ownership, we implemented an Executive
                         Officer Loan Program. Under that program, FINOVA will loan or will guarantee a loan from an approved bank to the officer for amounts needed to exercise stock options and to pay taxes due on those options or other awards under the 1992 Stock Incentive Plan. The loans carry a variable rate of interest at the prime rate less 3/4 of 1%. Interest is due monthly, and the principal is due in one year, subject to extension or acceleration at FINOVA's discretion. Smaller loans are secured with FINOVA shares worth at least 25% of the value of the loan. Loans above the officer's salary and prior year's bonus must be secured 100% with FINOVA shares. Robert M. Korte, an executive officer of FINOVA, has borrowed $523,248 from FINOVA under this program. Jack Fields, III, an executive officer, has borrowed $71,042 under this program. In connection with his relocation to California to lead our capital markets division, we loaned Robert E. Radway $800,000 to assist with the purchase of a residence. FINOVA charges no interest on that 30-year loan, provided Mr.
                         Radway remains an employee. The principal balance is approximately $633,075 as of March 1, 1998, and he makes monthly principal payments on the loan. The loan is secured by a mortgage on the home.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                         Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all SEC stock ownership reports required to be filed by those reporting persons during 1997 were timely made, except as noted below. Robert J. Fitzsimmons inadvertently failed to file Forms 5 for 1995 and 1996 regarding four transactions each year where he transferred shares into a family living trust. In August 1996, the SEC discontinued the requirement to report transactions like these that only involve a change in beneficial ownership and do not affect a reporting person's financial interest in the shares. Mr. Fitzsimmons also inadvertently reported a sale of 500 shares, rather than 1400 shares, in his Form 4 for April 1996. He filed an amended Form 4 during 1997 to report the correct number.

                        SELECTION OF INDEPENDENT AUDITORS

                         We ask that you approve the following resolution on the appointment of our independent auditors:

                             RESOLVED, that the shareowners ratify the
                         appointment of Deloitte & Touche LLP to audit the accounts of FINOVA and its subsidiaries for the fiscal year 1998.

                         Deloitte & Touche LLP has audited our accounts since our incorporation and those of our subsidiaries for many years. The Board appointed them as our independent auditors for 1998, upon recommendation of the Audit Committee. We expect a representative of Deloitte & Touche LLP to attend the meeting, respond to appropriate questions and be given an opportunity to speak.

                         The Board recommends that you vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as FINOVA's independent auditors for 1998.

                             FINOVA SHARE OWNERSHIP

                         The following tables list our share ownership for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the first table is as of March 10, 1998. Information in the second table is as of the latest reports by those entities received by us. That table lists the beneficial owners of at least 5% of our shares.

DIRECTORS AND EXECUTIVE OFFICERS

                                                                                Amount and
                                                                                 Nature of
                                                                                Beneficial             Percentage of
            Name                            Position(s)                          Ownership           Outstanding Shares
--------------------------- ------------------------------------------   ------------------------   -------------------
  Robert H. Clark, Jr.      Director                                               36,636 (1)(2)               *
  G. Robert Durham          Director                                               25,588                      *
  Samuel L. Eichenfield     Chairman, President, and Chief                        900,199 (3)(4)            1.59%
                            Executive Officer
  James L. Johnson          Director                                               19,000                      *
  Kenneth R. Smith          Director                                               27,088                      *
  Shoshana B. Tancer        Director                                               18,964                      *
  John W. Teets             Director                                              124,346 (2)                  *
  William J. Hallinan       Senior Vice President -- General                      142,726 (3)(4)               *
                            Counsel and Secretary
  Martin G. Roth            Group Vice President --                                84,344 (3)(4)               *
                            Transportation Finance/Capital Services
                            FINOVA Capital Corporation (Retired 3/98)
  Gregory C. Smalis         Executive Vice President                               82,475                      *
                            FINOVA Capital Corporation
  Jack Fields III           Executive Vice President                               80,238 (3)(4)               *
                            FINOVA Capital Corporation
  Directors and Executive                                                       2,063,855                   3.66%
  Officers, as a group

       *   Less than one percent.

       (1) Includes shares owned by Case Pomeroy & Company, Inc., of which Mr. Clark is President and Chief Executive Officer, a director and, with members of his family, a principal shareholder.

       (2) Includes shares the director has a right to acquire within 60 days through the exercise of options: Mr. Clark - 8,636 shares, Mr. Durham
           - 15,588 shares, Mr. Johnson - 3,000 shares, Mr. Smith - 21,588 shares, Ms. Tancer - 16,552 shares, and Mr. Teets - 19,000 shares.

       (3) Includes options to purchase shares that can be exercised within 60 days of 548,564 shares for Mr. Eichenfield, 68,782 shares for Mr. Hallinan, 44,700 shares for Mr. Roth, 40,922 shares for Mr. Smalis, 45,598 shares for Mr. Fields, and 1,032,708 shares for all directors and executive officers as a group.

       (4) Includes performance-based restricted shares owned by those persons, for which they have voting power but do not yet have dispositive power, in the amounts of 67,600 shares for Mr. Eichenfield, 10,520 shares for Mr. Hallinan, 10,720 shares for Mr. Roth, 11,120 shares for Mr. Smalis, and 9,500 shares for Mr. Fields. The number of shares to be awarded under the PBRS grants may vary based on FINOVA's stock performance. Reported amounts include all vested awards and target awards for future vestings. Reported amounts also include holdings in FINOVA's Savings and Employee Stock Ownership Plans as of February 28, 1998, according to reports of the plan administrators.

CERTAIN BENEFICIAL OWNERS

                                                    Amount and
                                               Nature of Beneficial     Percentage
    Name and Address of Beneficial Owner           Ownership(1)         Of Shares
-------------------------------------------   ----------------------   -----------

  Putnam Investments, Inc. and affiliates           6,841,400              9.18%
  One Post Office Square
  Boston, MA 02109

  Iridian Asset Management LLC and
  affiliates                                        3,655,200              6.49%
  276 Post Road West
  Westport, CT 06880-4704

       (1) The information is based on reported ownership on the date of SEC filings. The owners report they hold the shares for themselves and their affiliates, advisory clients and investors. The entities may disclaim that they constitute a "group" for purposes of owning these shares.

                     VOTING PROCEDURES / REVOKING YOUR PROXY

                         To be elected, directors must receive a plurality of the shares present and voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. A quorum is present if at least a majority of the outstanding shares on the Record Date (28,227,953 shares) are present in person or by proxy. All matters other than the election of directors submitted to you at the meeting will be decided by a majority of the votes cast on the matter, provided a quorum exists, except as otherwise provided by law or our Certificate of Incorporation or Bylaws.

                         Those who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareowners and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum, plurality or majority for that proposition.

                         If you are a participant in our Savings Plan, Employee Stock Ownership Plan or The Dial Corporation or Viad Corp's 401(k) plans, the proxy will represent the number of shares in your plan account(s) as well as shares registered in your name. The proxy will also serve as a voting instruction to the trustees of those plans for the plan shares. For our plans, if you do not vote your shares, the trustees of those plans will not vote them on your behalf.

                         The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

                         Proxies may be revoked if you:

                           *  Deliver a signed, written revocation letter, dated
                              later than the proxy, to W.J. Hallinan, Secretary,
                              at 1850 N. Central Ave., #1159, P. O. Box 2209,
You can change                Phoenix AZ 85002-2209;
your mind after
sending in a proxy,        *  Deliver a signed proxy, dated later than the first
until the meeting,            one, to Harris Trust & Savings Bank, 311 W. Monroe
by following these            St., P.O. Box A3800, Chicago, IL 60690-9608; or
procedures.
                           *  Attend the meeting and vote in person or by proxy.
                              Attending the meeting alone will not revoke your proxy.

                Proxy    Beacon Hill Partners, Inc. will help us solicit proxies
        Solicitation:    at a cost to FINOVA of $3,500 plus expenses. Our
                         employees may also solicit proxies for no additional compensation. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

                            SUBMISSION OF SHAREOWNER PROPOSALS

                         From time to time, shareowners seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at the annual meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for the 1999 annual meeting no later than November 27, 1998, for possible inclusion in the proxy statement, or between February 13 and March 5, 1999, for possible consideration at the meeting, which is expected to take place on Thursday, May 13, 1999. Direct any proposals, as well as related questions to the undersigned.

                                 OTHER BUSINESS

                         The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

                         A copy of FINOVA's 1997 Annual Report on form 10-K to the Securities and Exchange Commission may be obtained by shareowners, without charge, upon written request to Shareowner Services, The FINOVA Group Inc., 1850 North Central Avenue, Mail Station 1159, P.O. Box 2209, Phoenix, Arizona 85002-2209. You may also obtain our SEC filings through the internet at www.sec.gov.


                         By order of the Board of Directors.



                         W.J. Hallinan
                         Senior Vice President -- General Counsel and Secretary

                      PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                          PROXY/VOTING INSTRUCTION CARD
                           THE FINOVA GROUP INC. (R)
     c/o Harris Trust & Savings Bank, P.O. Box A3800, Chicago, IL 60690-9608
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

  I (whether one or more of us) appoint G. Robert Durham, Kenneth R. Smith and Shoshana B. Tancer, and each of them, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the Annual Shareholders Meeting of The FINOVA Group Inc. ("FINOVA"). The meeting is scheduled for May 14, 1998, but this proxy includes any adjournment(s) of that meeting. The Proxies may vote on my behalf as if I were personally at the meeting. This card also provides voting instructions (for shares held in my account(s), if any) to the trustees of FINOVA's Savings Plan and Employee Stock Ownership Plan and Viad Corp and The Dial Corporation's 401(k) plans.

  Comments: (Please feel free to comment on any aspects of FINOVA's business in the following space. Your comments will be reviewed, although we may not respond on an individual basis.)




               PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND
           RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------
                   ^ DETACH HERE BEFORE MAILING TOP PORTION ^

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY ()

[                                                                              ]
In their discretion, the Proxies may vote on any other business that properly comes before the meeting. This proxy when properly executed will be voted as instructed below by the undersigned stockholder. If no marking is made, this proxy will be deemed to be direction to vote FOR proposals 1 and 2, unless otherwise determined by the Board of Directors or the Proxies.

The Board of Directors recommends a vote FOR:
                                             FOR ALL
                               FOR  WITHHOLD  EXCEPT*                                                         FOR  AGAINST   ABSTAIN
1. Election of directors whose  ()     ()       ()          2. Ratify the appointment of Deloitte & Touche LLP ()     ()        ()
terms expire in 2001:                                       as FINOVA's independant auditors for 1998

   Samuel L. Eichenfield      James L. Johnson
                    John W. Teets

               *
                -------------------------
                    Nominee Exemption

                                                                             Please sign exactly as name  appears at the left.  When
                                                                             Shares are held by joint  tenants,  both  should  sign.
                                                                             When  signing  as  attorney,  executor,  administrator,
                                                                             trustee or guardian, please give full title as such. If
                                                                             a  corporation,  please sign in full  corporate name by
                                                                             president  or  other  authorized  officer.  If a  part-
                                                                             nership,  please  sign in  partnership  name by  autho-
                                                                             rized person. Please date the proxy.

                                                                             Dated__________________________________________________

(Please mark address changes above.)                                 Signed_________________________________________________________
[ ] MULTIPLE SHAREHOLDER PUBLICATIONS.
    Please check here to stop mailing of
    shareholder publications for this                                Signed_________________________________________________________
    account, since multiple copies come
    to this address.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
------------------------------------------------------------------------------------------------------------------------------------